EXHIBIT 11.1
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                         HYPERMEDIA COMMUNICATIONS, INC.

              COMPUTATION OF NET LOSS PER SHARE, BASIC AND DILUTED


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                                                       Year Ended December 31,
                                          -------------------------------------------
                                               1998           1997             1996
                                          -----------    -------------    -----------
Net loss ..............................   $(2,826,000)   $    (886,000)   $  (291,000)
                                          ===========    =============    ===========

Weighted average shares outstanding:
          Common Stock ................     3,200,137        3,185,043      3,019,004
          Preferred Stock .............          --               --             --
          Common stock equivalents from
               options and warrants ...          --               --             --
                                          -----------    -------------    -----------

Weighted average shares ...............     3,200,137        3,185,043      3,019,004
                                          ===========    =============    ===========

Net loss per share, basic and diluted .   $     (0.88)   $       (0.28)   $     (0.10)
                                          ===========    =============    ===========


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